Exhibit 10.2

IRIDIUM COMMUNICATIONS INC.

2011 EXECUTIVE CASH PERFORMANCE BONUS PLAN

1. Purpose. As part of its executive compensation program, Iridium Communications Inc. (the “Company”) has designed this 2011 Executive Cash Performance Bonus Plan (the “Bonus Plan”) for the 2011 calendar year. The Bonus Plan operates under, and is part of, the 2009 Iridium Communications Inc. Stock Incentive Plan (the “2009 Plan”), which has been approved by the Board and the Company’s stockholders. The Bonus Plan provides Participants with cash incentive awards based on the achievement of objectively determinable performance goals. The Bonus Plan is intended to permit the payment of bonuses that may qualify as Performance-Based Compensation.

2. Definitions. Defined terms not explicitly defined in the Bonus Plan but defined in the 2009 Plan shall have the same definitions as in the 2009 Plan.

(a) “Base Salary” means the base salary earned by the Participant during the Performance Period. Such Base Salary shall be before both (i) deductions for taxes or benefits, and (ii) deferrals of compensation pursuant to Company-sponsored plans.

(b) “Bonus Award” means, with respect to each Participant, the award determined pursuant to Section 5(f) below, which is subject to the Committee’s authority under Section 5(f) to eliminate or reduce the Bonus Award otherwise payable.

(c) “Committee” means the Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation), the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the 2009 Plan; provided, however, that with respect to payments under the Bonus Plan intended to qualify as Performance-Based Compensation, the Committee shall consist, to the extent required by Section 162(m), solely of two or more members of the Board who qualify as “outside directors” within the meaning of Section 162(m).

(d) “Maximum Bonus Award” means, as to any Participant for the Performance Period, the maximum award that may be granted to the Participant under the Bonus Plan. In no event may the Maximum Bonus Award paid in respect of a calendar year exceed $2 million.

(e) “Participant” means an eligible officer selected by the Committee, in its sole discretion, to participate in the Bonus Plan.

(f) “Payout Determination Date” means the date upon which the Committee determines the amounts payable pursuant to the Target Bonus Award with respect to the completed Performance Period, in accordance with Section 5(f).

(g) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

(h) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee, in its sole discretion, to be applicable to a Participant with respect to a Bonus Award as set forth in Section 8(b) of the 2009 Plan. For the purpose of convenience, the Performance Goals set forth in the 2009 Plan are as follows:

(i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization);

(ii) net income;

(iii) operating income;

(iv) earnings per Share;

(v) book value per Share;

(vi) return on stockholders’ equity;

(vii) expense management;

(viii) return on investment;

(ix) improvements in capital structure;

(x) profitability of an identifiable business unit or product;

(xi) maintenance or improvement of profit margins;

(xii) stock price;

(xiii) market share;

(xiv) revenues or sales;

(xv) costs;

(xvi) cash flow;

(xvii) working capital;

(xviii) return on assets;

(xix) total stockholder return; and

(xx) capital expenditures.

The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m), the Performance Goals may be calculated in respect of Performance-Based Compensation without regard to extraordinary items.

(i) “Performance Period” means the 2011 calendar year.

(j) “Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as such Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(k) “Target Bonus Award” means the target award payable under the Bonus Plan to a Participant for the Performance Period, as determined by the Committee in accordance with Section 5(c).

(l) “Target Determination Cutoff Date” means the latest possible date that will not jeopardize a Target Bonus Award’s qualification as Performance-Based Compensation.

(m) “Target Determination Date” means the date or dates upon which the Committee sets the Performance Goals and each Participant’s Target Bonus Award with respect to the Performance Period, in accordance with Sections 5(b) and 5(c).

(n) “Threshold Goal” means the Performance Goal that must be achieved in order to earn any bonus under the Plan as further described in Section 5(e) below.

3. Plan Administration.

(a) The Committee shall be responsible for the general administration and interpretation of the Bonus Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Bonus Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Bonus Plan:

(i) authority to adopt Performance Goals and Target Bonus Awards under the Bonus Plan for the Performance Period on or prior to the Target Determination Cutoff Date;

(ii) authority to determine eligibility and the amount, manner and time of payment of any Bonus Awards hereunder, including authority to exercise negative discretion in reducing any Maximum Bonus Award;

(iii) authority to construe and interpret the terms of the Bonus Plan;

(iv) authority to prescribe forms and procedures for purposes of Bonus Plan participation and distribution of Bonus Awards; and

(v) authority to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Bonus Plan.

(b) Any rule or decision by the Committee that is not inconsistent with the provisions of the Bonus Plan or the 2009 Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4. Eligibility. Participation in the Bonus Plan is at the discretion of the Committee. Officers of the Company who are regularly employed (full or part time) during the Performance Period at the level of Executive Vice President or above and who are subject to Section 16 of the Securities Exchange Act of 1934, are eligible to participate in the Bonus Plan. If an officer is hired after the beginning of the Performance Period the Committee shall have the discretion to determine whether such officer should be eligible to participate in Bonus Plan. If the officer’s Bonus Plan target percent changes during the Performance Period, the officer’s Target Bonus Award will be pro-rated based on those adjusted figures as follows: the Target Bonus Award will be based on the number of days in the Performance Period with the former Bonus Plan annual bonus target percent and the number of days in the Performance Period with the new Bonus Plan annual target percent. An officer must be employed through the payment date to earn any award under this Plan; if the officer’s employment terminates before the payment date of any Bonus Award, the officer will not be eligible to receive a Bonus Award, or any portion of a Bonus Award, except as provided in an applicable severance plan or in an individual employment or retention agreement with such officer. If an officer is on a leave of absence for a portion of the Performance Period, the officer will be eligible for a Bonus Award under the Bonus Plan based on actual salary earned during the Performance Period (exclusive of any salary replacement benefits paid during the leave via insurance).

5. How the Bonus Plan Works.

(a) Bonus Plan Components. The Bonus Plan components are: (i) the Performance Goals; (ii) the Target Bonus Award; (iii) the Maximum Bonus Award; (iv) the Threshold Goal; and (v) the Bonus Award.

(b) Performance Goal Determination. On the Target Determination Date, the Committee, in its sole discretion, shall establish the Threshold Goal for each Participant for the Performance Period. Such Threshold Goal shall be set forth in writing on or prior to the Target Determination Cutoff Date, and the achievement of such Threshold Goal shall be substantially uncertain at such time.

(c) Target Bonus Award. On the Target Determination Date, the Committee, in its sole discretion, shall designate a Target Bonus Award for each Participant. Each Participant’s Target Bonus Award shall be set forth in writing on or prior to the Target Determination Cutoff Date. The Participant’s Bonus Award is calculated, in part (as further described below), by reference to his or her Target Bonus Award. The Target Bonus Award equals the product of the annual bonus target percent and the Base Salary. For example, an Executive Vice President whose annual bonus target percent is 50% and whose Base Salary is $200,000 would have his or her Bonus Award calculated by reference to a Target Bonus Award of $100,000 ($200,000 x 50%).

(d) Maximum Bonus Award. Subject to Section 2(d) above, the Maximum Bonus Award that may be earned by a Participant is 200% of his or her Target Bonus Award.

(e) Funding the Bonus Plan. If the Threshold Goal is attained, the Bonus Plan will be funded at 200% of the Target Bonus Award for all Participants, and each Participant will be credited with a Maximum Bonus Award that will be adjusted downward to the actual Bonus Award pursuant to Section 5(f). The Company is under no obligation to pay out the entire funding of the Bonus Plan. If the Company does not achieve the Threshold Goal, the Bonus Plan will not be funded and the Participants will not earn Bonus Awards under the Bonus Plan. On the Payout Determination Date, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which each Participant achieved or exceeded the Threshold Goal applicable to each Participant for the Performance Period.

(f) Determination of the Bonus Award. On the Payout Determination Date, the Committee, in its sole discretion, will determine the actual Bonus Award earned by each Participant by reducing the Maximum Bonus Award based on such factors as it deems appropriate.

6. Bonus Award Payment.

(a) Right to Receive Payment. Each Bonus Award under the Bonus Plan shall be paid solely from the general assets of the Company. Nothing in the Bonus Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of a Bonus Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(b) Form of Distributions. The Company shall distribute all Bonus Awards to the Participants in cash. All payments under this Bonus Plan will be subject to applicable tax withholdings.

(c) Timing of Distributions. Subject to Section 6(d) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the Payout Determination Date for the Performance Period, but in no event later than the 15th day of the third calendar month after the end of the calendar year in which the Participant vested in his or her Bonus Award. Payments under this Plan shall be made in a manner that complies with Treasury Regulation Section 1.409A-1(b)(4) and this Plan shall be construed in accordance with such provision.

(d) Deferral. The Committee may defer payment of Bonus Awards, or any portion thereof, to Participants as the Committee, in its sole discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Bonus Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

7. Amendment and Termination of the Bonus Plan. The Committee may amend, modify, suspend or terminate the Bonus Plan, in whole or in part, at any time, including adopting amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Bonus Plan or in any Bonus Award granted hereunder;

provided, however, that no amendment, alteration, suspension or discontinuation shall be made that would (i) increase the amount of compensation payable pursuant to such Bonus Award, or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Bonus Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under the Bonus Plan shall any Participant accrue any vested interest or right whatsoever under the Bonus Plan except as otherwise stated in the Bonus Plan.

8. Bifurcation of the Bonus Plan. It is the intent of the Company that the Bonus Plan, and all payments made hereunder, satisfy and be interpreted in a manner that, in the case of Participants whose compensation is subject to the limitations on deductibility of compensation provided under Section 162(m), qualify as Performance-Based Compensation. Any provision, application or interpretation of the Bonus Plan inconsistent with this intent to satisfy the requirements of Section 162(m) shall be disregarded. However, notwithstanding anything to the contrary in the Bonus Plan, the provisions of the Bonus Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Bonus Plan or any payment intended (or required) to satisfy the applicable requirements of Section 162(m) are applicable only to persons whose compensation is subject to the limitations on deductibility of compensation provided under Section 162(m).

9. No Guarantee of Employment. The Bonus Plan is intended to provide a financial incentive to Participants and is not intended to confer any rights to continued employment upon Participants whose employment will remain at-will and subject to termination by either the Company or Participant at any time, with or without cause or notice.

10. Recovery. Any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company or as is otherwise required by applicable law.